FOR IMMEDIATE RELEASE

              Media Contact                     Shareholder Contact
              Mary Ann Susco                    Marco Acosta
              212-850-1382                      800-597-6068
              suscom@jwseligman.com             acostam@jwseligman.com

     Tri-Continental Corporation (NYSE: TY) Declares Regular Fourth Quarter
                             Dividend Distributions

          Directors Also Approve Continuation of Stock Repurchase Plan and Adoption of Amended and Restated Bylaws, Effective Immediately

NEW YORK, November 17, 2005 -- The Board of Directors of Tri-Continental Corporation (NYSE: TY), today declared fourth quarter dividends of $0.07 per common share and $0.625 per preferred share. The Common Stock distributions will be paid on December 13, 2005, and the Preferred Stock distribution will be paid on January 3, 2006, to Stockholders of record December 6, 2005. The ex-dividend date for all distributions is expected to be December 2, 2005.

At the same meeting, the Board of Directors voted to renew the Corporation's stock repurchase plan which allows the Corporation to repurchase up to 5% of its Common Stock in the open market for the period January 1, 2006 through December 31, 2006, as long as its discount to net asset value exceeds 10%. From November 19, 2004 to October 31, 2005, the Corporation bought back approximately 5.3 million shares of Tri-Continental Common Stock (4.7% of the stock outstanding at the time the plan was last renewed) at an average discount to net asset value of 16%.

"The 4.7% of common stock bought back through October 31, 2005 is on a pace for the Corporation to repurchase approximately 5.6% of common stock, the limit established by the Board for the period ending December 31, 2005," said Brian T. Zino, President of Tri-Continental Corporation.

"Our Stockholders benefit from the renewal of the stock repurchase program. It increases the liquidity of the Corporation's Common Stock. Additionally, it reduces the long-term growth in the number of shares outstanding and shares repurchased under the program are accretive to the net asset value," he explained.

Mr. Zino said that Tri-Continental would not distribute a capital gain this December because the Corporation continues to have a tax loss carryforward from net realized capital losses incurred during the severe market downturn of 2000-2002. "Although the Corporation continues to make significant progress in reducing these losses, under federal tax rules, these losses must be offset before we can resume capital gain distributions. Unfortunately, it is not possible to predict when Tri-Continental will resume capital gain distributions."

Additionally, The Board of Directors announced that it has adopted amended and restated bylaws of the Fund, effective immediately.

The amended and restated bylaws provide that stockholder proposals for the 2006 annual meeting of stockholders must be sent to the corporate secretary of the Fund between November 18, 2005 and 5:00 p.m. on December 31, 2005, unless the meeting date is more than 30 days after the anniversary

                                     -more-


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of the 2005 annual meeting. For other future annual meetings, notice must be made not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year's annual meeting, unless the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of the preceding annual meeting.

The Fund's previous bylaws required stockholder proposals to be submitted 60 to 90 days before the anniversary of the prior year's annual meeting. The information concerning advance notice requirements for stockholder proposals in the proxy statement for the Fund's 2005 annual meeting is superseded by this announcement. The amended and restated bylaws also expand certain information required to be provided by a Stockholder making a proposal, and revise procedures for the verification of information provided by the Stockholder making a proposal.

The advance notice provision has been revised to permit the Fund's stockholders and directors to consider every stockholder proposal on an informed basis and in an organized fashion, taking into account all factors that they deem relevant, including the interests of all affected constituencies.

The Fund's bylaws do not affect the notice periods for stockholder proposals to be included in the Fund's proxy statements under the rules of the Securities and Exchange Commission (the "SEC"). The Fund's amended and restated bylaws differ in a number of other respects from the prior bylaws. They have been filed with the SEC as an exhibit to a Current Report on Form 8-K of the Fund dated November 17, 2005 (the "Form 8-K"). The Form 8-K will be available at the SEC's website at www.sec.gov.

Tri-Continental Corporation is managed by J. & W. Seligman & Co. Incorporated, a New York based investment manager and advisor, which was founded in 1864.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information about the Fund) may be obtained by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. The prospectus should be read carefully before investing in the Fund.

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